Exhibit 99.1

NEWS RELEASE

ICF International Announces CFO Transition for Personal Reasons

— Sandra Murray Named Interim CFO —

FOR IMMEDIATE RELEASE

Investor Information Contact: MBS Value Partners

Lynn Morgen, 212.750.5800, lynn.morgen@mbsvalue.com

or

ICF International Contact:

Doug Beck, 703.934.3820, dbeck@icfi.com

FAIRFAX, Va. (April 4, 2011) – ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced that Ron Vargo, chief financial officer, plans to leave the company for personal reasons effective May 11, 2011, and will relocate out of the Washington, D.C., area.

Sandra Murray, senior vice president of administration and contracts for ICF International, will succeed Mr. Vargo as interim CFO effective May 11, 2011. Ms. Murray joined ICF in 2009 in her current position. Prior to joining ICF, she was senior vice president for finance and business operations at Science Applications International Corporation, and earlier was CFO and vice president of finance for Honeywell Technology Solutions, a substantial services subsidiary of Honeywell International. Ms. Murray holds an MBA in finance from Loyola College, a B.S. in accounting from the University of Baltimore, and is a certified public accountant.

“We appreciate the contributions that Ron made during the time he has been with us, and on a personal level, we wish him the best,” said ICF International Chairman and CEO Sudhakar Kesavan. “We are fortunate in having in place a senior executive with Sandra’s experience, as well as an established financial team. Sandra has played major roles in a number of finance-related functions at ICF and will be able to step in as interim CFO to ensure a seamless transition.”

ICF International plans to engage an executive search firm to conduct a search for a new CFO.

ICF reaffirms its guidance for first quarter and full year 2011 financial results contained in its earnings release of March 2, 2011.

ICF International will report first quarter 2011 financial results on Thursday, May 5, 2011.

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About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the in the energy, environment and transportation; health, education, and social programs; and homeland security and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,700 employees serve these clients worldwide. ICF’s Web site is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.